Press Release	Source: Petrol Oil and Gas, Inc.

Petrol Expands Oil and Gas Leased Acreage Position in Petrol-Neodesha

Wednesday July 27, 8:00 am ET

Petrol Acquires an Additional 400 Gross Acres and Commits to Drilling Three Wells in 2005

LAS VEGAS--(BUSINESS WIRE)--July 27, 2005--Petrol Oil and Gas, Inc. (OTC:BB--POIG) announced today the expansion of its leased acreage position within its Petrol-Neodesha property by 400 gross acres. Petrol acquired the additional acreage adjacent to its producing property and has committed to drill three wells this year on the newly acquired leases. This lease acquisition follows the recent successful completion of Petrol's Phase I field enhancement program.

"Based on the recent Petrol-Neodesha successes we experienced in our Phase I enhancement program, including our 5 new Coal Bed Methane (CBM) wells, we proceeded to implement our acquisition plan designed to expand our oil and gas lease holdings in the area," said Paul Branagan, Petrol's Chief Executive Officer. "We acquired mineral leases covering 400 acres directly adjacent to our existing producing property. We are committed to drilling 3 wells within this new leased area in 2005."

According to a December 31, 2004 reserve report, Petrol has gross proved reserves amounting to approximately 9.9 Billion cubic feet (BCF) within its Petrol-Neodesha properties. Petrol-Neodesha, located in the Thayer field, is a very active CBM gas producing area and lies within Wilson and Neosho counties, Kansas. Petrol currently produces from 77 producing wells in Petrol-Neodesha which was acquired in November, 2004. Petrol plans to expand low-risk drilling activities throughout this year and next to increase production in the area. Petrol-Neodesha has room for an additional 95-100 drillable locations.

Forward-Looking Statement: The statements in this press release regarding newly acquired leases, production enhancements, actual and anticipated revenues, any implied or perceived benefits from the Company's CBM assets, actual proved reserves, and any other effects resulting from any of the above are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, the continued production of gas at historical rates, costs of operations, delays, and any other difficulties related to producing minerals such as oil or gas, continued maintenance of the oil field and properties, price of oil or gas, marketing and sales of produced minerals, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents we file from time to time with the SEC. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

___________________

Contact:

Petrol Oil and Gas, Inc.
Investor Information, 702-454-7318
www.petroloilandgas.com
or
CEOcast, Inc.
Ed Lewis, 212-732-4300 ext. 225

____________________

Source: Petrol Oil and Gas, Inc.